UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 4, 2012

SUNRISE SENIOR LIVING, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16499	54-1746596
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7900 Westpark Drive

McLean, Virginia 22102

(Address of principal executive offices) (Zip Code)

(703) 273-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 4, 2012, Sunrise Senior Living Investments, Inc. (“SSLII”) and Sunrise Senior Living Management, Inc. (“SSLMI”), each a wholly owned subsidiary of Sunrise Senior Living, Inc. (the “Company”), entered into a transfer agreement (the “Transfer Agreement”) with CHT Partners, LP (“CHT”), a subsidiary of CNL Healthcare Trust, Inc., pursuant to which SSLII will contribute seven senior living facilities (the “Facilities”) currently indirectly wholly owned by SSLII to a new joint venture (the “JV”) to be formed between SSLII and CHT. The Facilities consist of Sunrise on Connecticut Avenue in Washington, DC, Sunrise of Santa Monica in Santa Monica, CA, Sunrise at Siegen in Baton Rouge, LA, Sunrise of Metairie in Metairie, LA, Sunrise of Gilbert in Gilbert, AZ, Sunrise of Louisville in Louisville, KY and Sunrise at Fountain Square in Lombard, IL (the latter five communities are from Pool 19 and Pool 21 referenced in the supplemental financial information filed as Exhibit 99.2 to the Company’s Form 8-K filed on May 1, 2012).

Pursuant to the Transfer Agreement and through a series of related transactions, SSLII will contribute its indirect 100% ownership interest in the Facilities along with its pro rata share of transaction and closing costs to the JV. CHT will contribute approximately $57 million, along with its pro rata share of transaction and closing costs to the JV. The JV will be owned approximately 55 percent by CHT and approximately 45 percent by SSLII, with a gross valuation of approximately $226 million.

Prior to and as a condition to closing, SSLII and CHT will seek to obtain new financing for five of the Facilities and to modify the existing financing on two of the Facilities (the “Refinancing”). In connection with the Refinancing, it is expected that approximately $50 million of CHT’s contribution to the JV will be used to pay down the existing financing on the five Facilities to be refinanced. At closing, the JV is expected to have approximately $125 million of indebtedness collateralized by the seven Facilities. In addition, SSLII is expected to receive an approximate $5 million cash distribution from the JV immediately following closing.

Following the closing, the JV will own the Facilities, which will be managed by SSLMI under new management agreements that provide for a management fee of six percent of community revenues. In addition, at closing, the parties will enter into a new joint venture agreement that will provide for the rights and obligations of SSLII and CHT in the JV, including SSLII’s right, at its option, to purchase CHT’s interest in the JV, subject to certain restrictions and conditions. The obligations of both SSLII and CHT to form the JV and to fund their contributions to the JV are subject to certain conditions, and there is no assurance that such conditions will be met or that the JV will be formed.

The Transfer Agreement requires that CHT make an initial deposit of $500,000, which will become non-refundable (subject to certain exceptions) upon the expiration of the due diligence period ending July 19, 2012, unless CHT terminates the Transfer Agreement for due diligence reasons prior to such date.

The Transfer Agreement contains customary representations, warranties, covenants and conditions to closing for transactions of this type. The transaction is expected to close within the next 60 days; however, there can be no assurance that the transaction will close or as to the timing of the closing.

Item 9.01. Financial Statements and Exhibits.

(a) Not applicable

(b) Not applicable

(c) Not applicable

(d) Exhibits. The following exhibits are furnished with this report:

Exhibit 99.1	Press Release issued by Sunrise Senior Living, Inc. dated June 7, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC.

Date: June 7, 2012	By:	/s/ Mark S. Ordan
Name: Mark S. Ordan

Exhibit Index

Exhibit No.	Description

Exhibit 99.1	Press Release issued by Sunrise Senior Living, Inc. dated June 7, 2012

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